Exhibit 10.20

PURCHASE AND SALE AGREEMENT

by and among

CLP SL III HOLDING, LLC,

a Delaware limited liability company,

and

HEALTH CARE REIT, INC.,

a Delaware corporation,

December 18, 2012

i

ii

EXHIBITS

A	Facilities; Facility Owners; Operating Tenant

B	Form of Assignment and Assumption of Interest Agreement

C	Purchase Price Calculation

D	Listing of Lender Releases

E	Non-Foreign Status Affidavit

F	Transfer Tax Payment Allocation

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 18th day of December, 2012, by and among CLP SL III Holding, LLC, a Delaware limited liability company (“Seller”), and Health Care REIT, Inc., a Delaware corporation (“Purchaser”). Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A. Seller and Sunrise Senior Living Investments, Inc., a Virginia corporation (“Sunrise”), are the sole members of CLPSun Partners III, LLC, a Delaware limited liability company (“Joint Venture”), in which Seller owns a 67.8778% membership interest and Sunrise owns a 32.1222% membership interest. Seller’s interest in the Joint Venture is referred to herein as “Seller’s Interest”.

B. Seller is the sole stockholder of CLP SL III TRS Corp., a Delaware corporation (the “TRS”). The shares in TRS held by Seller are referred to herein as the “Shares”. TRS is the sole member of CLPSun III Tenant GP, LLC, a Delaware limited liability company (“CLPSun III Tenant GP”), and CLPSun III Tenant Acquisition, LLC, a Delaware limited liability company (“CLPSun III Tenant Acquisition”). CLPSun III Tenant GP is the 1% general partner of CLPSun III Tenant, LP, a Delaware limited partnership (“Operating Tenant”), CLPSun III Tenant Acquisition is the 66.8778% limited partner of Operating Tenant and Sunrise is the 32.1222% limited partner of Operating Tenant. TRS, CLPSun III Tenant GP, CLPSun III Tenant Acquisition and Operating Tenant are referred to herein collectively as the “Operating Subsidiaries”.

C. Joint Venture is (i) the sole member of Master CLPSun III GP, LLC, a Delaware limited liability company (“Master CLPSun III GP”) and (ii) the 99% limited partner of Master CLPSun III, LP, a Delaware limited partnership (“Master CLPSun III LP”). Master CLPSun III GP is the 1% general partner of Master CLPSun III LP. Master CLPSun III GP and Master CLPSun III LP are referred to herein collectively as the “JV Subsidiaries”.

D. Master CLPSun III LP is (i) the sole member of (a) CLPSun III GP, LLC, a Delaware limited liability company (“CLPSun III GP”), (b) CLPSun III Lenexa Senior Living, LLC, a Delaware limited liability company (“Lenexa”), (c) CLPSun III Shelby Senior Living, LLC, a Delaware limited liability company (“Shelby”), (d) CLPSun III Golden Valley Senior Living, LLC, a Delaware limited liability company (“Golden Valley”) and (e) CLPSun III Minnetonka Senior Living, LLC, a Delaware limited liability company (“Minnetonka”), and (ii) the 99% limited partner of CLPSun III Palo Alto Senior Living, LP, a Delaware limited partnership (“Palo Alto”), CLPSun III Dresher Senior Living, LP, a Delaware limited partnership (“Dresher”), and CLPSun III Plano Senior Living, LP, a Delaware limited partnership (“Plano”). CLPSun III GP is the 1% general partner of (i) Palo Alto, (ii) Dresher and (iii) Plano. Lenexa, Shelby, Golden Valley, Minnetonka, Palo Alto, Dresher and Plano are referred to herein collectively as the “Facility Owners”. Joint Venture’s interests in Master CLPSun III GP and Master CLPSun III LP, Master CLPSun III GP’s interest in Master CLPSun III LP, Master CLPSun III LP’s interests in CLPSun III GP and in the Facility Owners and CLPSun III GP’s interests in the Facility Owners are referred to herein collectively as the “Propco Interests”.

E. Seller’s interest in TRS, TRS’s interests in CLPSun III Tenant GP and CLPSun III Tenant Acquisition, CLPSun III Tenant GP’s interest in Operating Tenant and CLPSun III Tenant Acquisition’s interest in Operating Tenant are referred to herein collectively as the “Opco Interests”.

F. Joint Venture is governed by that certain Amended and Restated Limited Liability Company Agreement of the Joint Venture, dated as of October 12, 2011 (as may be amended, the “Venture Agreement”).

G. Each Facility Owner owns the fee simple interest in the senior living facility described in Column 2 of Exhibit A attached hereto (each a “Facility” and collectively, the “Facilities”) set forth across from such Facility Owner’s name.

H. Pursuant to one or more lease agreements, each of the Facilities is leased from the applicable Facility Owner to Operating Tenant.

I. Pursuant to a separate property management agreement and related documents for each Facility, each of the Facilities is managed by Sunrise Senior Living Management, Inc., an Affiliate of Sunrise (“Manager”).

J. At Closing, Purchaser intends to purchase Seller’s Interest and the Shares and Seller has agreed to sell Seller’s Interest and the Shares to Purchaser pursuant to the terms and conditions set forth herein, and upon receipt of the Purchase Price, Seller has agreed to withdraw from the Joint Venture pursuant to the terms and conditions set forth herein. Seller has determined that the Purchase Price approximates the net proceeds that the Seller would have realized had the Joint Venture sold its assets for a gross sales price of approximately $173,038,115.

K. Contemporaneously with the execution and delivery of this Agreement, Purchaser and/or one or more Affiliates of Purchaser are entering into those certain Purchase and Sale Agreements, pursuant to which Purchaser and/or one or more Affiliates of Purchaser will purchase certain membership interests of Seller’s Affiliates in CLPSun Partners II, LLC and CC3 Acquisition, LLC, each a Delaware limited liability company (collectively, the “Other Purchase Agreements”).

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings indicated:

Affiliate: With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Assignment and Assumption of Interest Agreement: Assignment and Assumption Agreement substantially in the form of Exhibit B.

Business Day: Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents: (i) with respect to any Person which is a corporation, the certificate of incorporation and bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Code: The United States Internal Revenue Code of 1986, as amended.

Contract Date: The date of this Agreement, set forth in the introductory paragraph.

Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Existing Owner Financing: The existing mortgage financing obtained by the Facility Owners with respect to the Facilities.

GAAP: United States generally accepted accounting principles, consistently applied.

Governmental Entity: Any governmental authority, agency, commission, board or public authority.

Healthcare Permits: All licenses, permits, certifications or approvals issued by Governmental Entities necessary for Facility Owners, Operating Tenant and Manager to provide healthcare and other assisted living services to Residents as are provided or offered by Facility Owners, Operating Tenant or Manager as of the Contract Date or the Closing Date.

Liabilities: Obligations or commitments of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any indebtedness or guaranty.

Licenses: All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits.

Lien: Any mortgage, deed of trust, pledge, hypothecation, right of first refusal, security, voting trust agreement, encumbrance, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect: Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, financial condition or results of operations of the Joint Venture, the Facilities, the Facility Owners, Operating Tenant and the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Person: Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Purchase Price: An amount equal to $36,001,094, based on anticipated operating cash flow distributions to Seller between the Contract Date and the Closing Date equal to the amount of $841,519 on January 31, 2013 and $825,481 on April 30, 2013 as set forth in the financial model attached as Exhibit C and a Closing that occurs between July 1, 2013 and July 7, 2013. The Purchase Price received by Seller at the Closing shall be adjusted, as necessary, to account for (i) actual operating cash flow distributions to Seller between the Contract Date and the Closing Date, which may be more than or less than the amounts set forth on Exhibit C, together with additional capital contributions, if any, and (ii) a Closing that occurs after July 7, 2013. Any such adjustments under (i) and (ii) above shall be based on the financial model attached as Exhibit C so as to provide the Seller a return of 13.0% as calculated on an XIRR basis with a Closing Date for calculation purposes of the later of the actual closing date or July 7, 2013. The only potential variables in the financial model attached as Exhibit C will be the actual operating cash flow distributions to Seller, the payment date for such distributions, additional capital contributions, if any, and the actual Closing Date.

Real Property: The real property identified in Column 2 of Exhibit A that is owned in fee simple by the relevant Facility Owners and all buildings, structures, fixtures and other improvements located thereon, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

Resident: Each individual resident at the Facilities in his/her capacity as such.

Specially Designated National or Blocked Person: (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

Title Company: Fidelity National Title Insurance Company, Mansfield, Ohio office.

United States Person: (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Agreement	Preamble
CLPSun III GP	Recital D
CLPSun III Tenant Acquisition	Recital B
CLPSun III Tenant GP	Recital B
Closing	Section 8.01
Closing Date	Section 3.02
Closing Statement	Section 8.02(a)(v)
Deductible	Section 9.04
Dresher	Recital D
Facility/Facilities	Recital G
Facility Owners	Recital D
Golden Valley	Recital D
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Joint Venture	Recital A
JV Subsidiaries	Recital C
Lenexa	Recital D
Manager	Recital I

Master CLPSun III GP	Recital C
Master CLPSun III LP	Recital C
Merger	Section 7.02(b)
Merger Agreement	Section 7.02(b)
Minnetonka	Recital D
Opco Interests	Recital E
Operating Subsidiaries	Recital B
Operating Tenant	Recital B
Other Purchase Agreements	Recital K
Palo Alto	Recital D
Plano	Recital D
Propco Interests	Recital D
Purchaser	Preamble
Seller	Preamble
Seller Parent	Section 9.04
Seller’s Interest	Recital A
Shares	Recital B
Shelby	Recital D
Sunrise	Recital A
Survival Period	Section 9.04
TRS	Recital B
Venture Agreement	Recital F

Article II.

AGREEMENT TO SELL AND PURCHASE SELLER’S INTEREST AND THE SHARES

Section 2.01 Sale of Seller’s Interest and the Shares. Upon and subject to the terms and conditions provided herein, in consideration of the payment of the Purchase Price to Seller, Seller hereby agrees to sell to Purchaser, Seller’s Interest and the Shares.

Section 2.02 Distribution of Certain Cash. Notwithstanding anything to the contrary contained herein, the parties acknowledge that prior to Closing, Seller and Sunrise shall continue to cause Joint Venture to make distributions of Net Operating Cash Flow (as defined in the Venture Agreement) to Seller and Sunrise in accordance with and subject to the provisions of the Venture Agreement. All provisions of the Venture Agreement allocating profits, losses, gains, deductions and credits for tax purposes shall remain in effect until the Closing Date.

Article III.

TITLE TO SELLER’S INTEREST AND THE SHARES

Section 3.01 Title to Interests. Seller shall cause to be released at or prior to Closing all Liens encumbering Seller’s Interest, the Propco Interests and the Opco Interests.

Section 3.02 Satisfaction of Conditions Precedent. The Closing shall take place, as provided in Section 8.01, on a date designated by Purchaser that is within fifteen (15) days of the satisfaction or waiver of the last to be fulfilled of the conditions in Article VII (such date, the “Closing Date”); provided, however, that (i) in no event shall the Closing take place prior to July 1, 2013; (ii) if the Closing Date is to occur on July 1, 2013, then Purchaser shall have given Seller prior written notice of the Closing Date on or before June 1, 2013; and (iii) if the Closing Date does not occur on July 1, 2013, Purchaser shall have given Seller sixty (60) days prior written notice of the Closing Date unless otherwise agreed to by the Purchaser and Seller.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.01 Organization, Good Standing and Entity Authority. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to own and operate its properties and carry on its business.

Section 4.02 Authorization and Binding Effect of Documents. Purchaser has all requisite power and authority to enter into this Agreement and shall have all requisite power and authority to enter into the other Documents to which Purchaser is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, on the terms and subject to the conditions herein, has been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and each of the other Documents to which Purchaser is to be a party will be, duly executed and delivered by Purchaser at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Purchaser is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03 Absence of Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party, and consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate of incorporation or the by-laws of Purchaser, any law, regulation, judgment, rule, order or decree to which Purchaser is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser is subject; provided, that, Purchaser makes no representation or warranty pursuant to this Section 4.03 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, Operating Tenant, the Manager or their respective Affiliates.

Section 4.04 Consents. Except for such reports and filings that an Affiliate of Purchaser may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect; provided, that, Purchaser makes no representation or warranty pursuant to this Section 4.04 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, Operating Tenant, the Manager or their respective Affiliates.

Section 4.05 Broker’s or Finder’s Fees. No agent, broker, investment banker or other Person acting on behalf of or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.

Section 4.06 No Insolvency. Purchaser has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

As used in this Agreement, the phrase “to Purchaser’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Erin C. Ibele.

Article V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 5.01 Organization and Good Standing and Entity Authorization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power to own, operate and lease its properties and carry on its business.

Section 5.02 Authorization and Binding Effect of Documents. Seller has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Seller and Seller’s equity holders. This Agreement has been, and each of the other Documents to which Seller is to be a party will be, duly executed and delivered by Seller at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Seller is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 5.03 Absence of Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Documents to which Seller is to be a party, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate of formation or limited liability company agreement of Seller, any law, regulation, rule, judgment, order or decree to which Seller is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller is bound or affected; provided, that, Seller makes no representation or warranty pursuant to this Section 5.03 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, Operating Tenant, the Manager or their respective Affiliates.

Section 5.04 Consents. The execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect; provided, that, Seller makes no representation or warranty pursuant to this Section 5.04 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, Operating Tenant, the Manager or their respective Affiliates.

Section 5.05 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.06 ERISA.

(a) Seller is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing.

(b) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA and Seller is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans that would be violated by the transactions contemplated by this Agreement.

Section 5.07 No Judgments. To Seller’s knowledge, there are no judgments presently outstanding and unsatisfied directly against Seller, the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners, and such entities are not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Seller’s knowledge, (i) no such judgment, litigation or proceeding is threatened against such entities which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated. A list of litigation, proceedings and investigations pending or threatened in writing against Seller, the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners is attached as Schedule 5.07 to this Agreement. To Seller’s knowledge, such list is true, correct and complete.

Section 5.08 No Insolvency. Seller has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

Section 5.09 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations issued thereunder.

Section 5.10 Specially Designated National or Blocked Person. Based solely on publicly-available information or as otherwise disclosed to Seller, neither Seller, nor any of its shareholders, directors or officers is a Specially Designated National or Blocked Person. Neither Seller nor any of its shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Seller nor any of its shareholders, directors or officers is acting on behalf of a government of any country that is subject to such an embargo.

Section 5.11 Ownership of Seller’s Interest and the Shares.

(a) Seller is the sole legal owner of Seller’s Interest and the Shares. Seller’s Interest and the Shares are free and clear of all Liens encumbering Seller’s Interest and the

Shares, and Seller has good and marketable title to Seller’s Interest and the Shares (subject to applicable securities laws). There is no restriction or limitation on Seller’s right to sell Seller’s Interest or the Shares as contemplated by this Agreement, except as set forth in the Venture Agreement, which requires the approval and consent of Sunrise for the consummation by Seller of the transactions contemplated by this Agreement. At Closing, Seller will transfer to Purchaser Seller’s Interest and the Shares, free and clear of all Liens.

(b) The authorized capital stock of TRS consists of 100 shares of common stock, of which the Shares are issued and outstanding and 100 are held in treasury. The Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding offers, subscriptions, options, warrants, rights or other agreements or commitments obligating the Seller or the TRS to issue or sell, or cause to be issued or sold, any shares of capital stock of the TRS. No other party has any right, title or interest, whether legal or equitable, in the Shares.

(c) Joint Venture is the sole legal owner of Master CLPSun III GP. Joint Venture and Master CLPSun III GP are the sole legal owners of Master CLPSun III LP. Master CLPSun III LP is the sole legal owner of CLPSun III GP and the Facility Owners (other than Palo Alto, Dresher and Plano). Master CLPSun III LP and CLPSun III GP are the sole legal owners of Palo Alto, Dresher and Plano. TRS is the sole legal owner of CLPSun III Tenant GP and CLPSun III Tenant Acquisition. Sunrise, CLPSun III Tenant GP and CLPSun III Tenant Acquisition are the sole legal owners of Operating Tenant. The Propco Interests and the Opco Interests are validly issued.

Section 5.12 Adverse Actions. Seller has not taken any actions that could give rise to a Lien on, or any other adverse consequences with respect to, the Real Property or any of the assets or property owned by the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Facility Owners or the Operating Subsidiaries.

Section 5.13 No Undisclosed Liabilities. To Seller’s knowledge, none of the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners has any material Liabilities required by GAAP to be disclosed on a balance sheet, except those Liabilities incurred in the ordinary course of business, those Liabilities that have been disclosed to Purchaser or that Purchaser has knowledge of, or those Liabilities that are set forth on the most recent financial statements of such entities.

Section 5.14 Taxes. There are no due, but unpaid, Tax liabilities or obligations of Seller or, to Seller’s knowledge, the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners, whether contingent or otherwise, which, by application of law or otherwise, Purchaser could, upon Closing, reasonably be expected to become responsible for. To Seller’s knowledge, none of the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners has been notified in writing of any pending or threatened Tax audit. To Seller’s knowledge, the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries and the Facility Owners have filed all required federal, state and local Tax returns and have made adequate provision for the payment of such Taxes, if any. To Seller’s knowledge, there are no present or pending disputes as to Taxes of any nature payable by the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners or proposed assessments of any Taxes pending against such entities, nor, to the knowledge of Seller, is there basis for any such disputes. To Seller’s knowledge, the Joint Venture has, at all times since its formation, been taxed as a partnership for the purposes of all applicable federal, state and local Tax filings and returns.

As used in this Agreement, the phrase “to Seller’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of John Starr, Kevin R. Maddron or Sarah W. Nixon.

Article VI.

COVENANTS

Section 6.01 Publicity. The parties agree that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law or applicable regulations. The parties may disclose this Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) any prospective or existing lenders, provided that in each case any such party informs the recipient of the confidentiality obligations of such party hereunder. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the purchase of the Facilities, provided that with respect to any press release which identifies Seller, Purchaser or their respective Affiliates, the party issuing the release shall use its reasonable best efforts to seek the prior approval of the other party, as applicable, such approval not to be unreasonably delayed or withheld and, in any event, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 6.02 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement, provided that except as otherwise provided in this Agreement in no event shall a party be required to pay more than a de minimus amount to any third party in connection with the exercise of such commercially reasonable efforts.

Section 6.03 No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.

Section 6.04 Licenses. Seller shall use commercially reasonable efforts to cooperate, and shall cause Operating Tenant to cooperate, with Purchaser in such manner as Purchaser may reasonably request in connection with the issuance or transfer to Purchaser, Operating Tenant, the Facility Owners and/or Manager (or other appropriate party) of the Licenses, provided that in no event shall Seller be required to incur any financial obligation to any party in connection with the exercise of such commercially reasonable efforts. Without limiting the generality of the foregoing, Seller shall promptly provide to Purchaser such information in its possession and control concerning the Joint Venture, Manager, the Facility Owners, Operating Tenant and the Facilities as may be reasonably requested by any Governmental Entity in connection with the issuance of Licenses required to effect the transactions contemplated by this Agreement, and none of the Joint Venture, Operating Tenant or the Facility Owners shall bear any costs in connection with such issuance or transfer prior to the Closing.

Section 6.05 Casualty. In the event that all or any portion of the Facilities is damaged or destroyed by fire or other casualty prior to Closing, subject to the terms of the Existing Owner Financing, the Joint Venture shall promptly cause the applicable Facility Owner or Operating Tenant to undertake such repair and complete the same. Closing will not be extended to permit the Facility Owner and Operating Tenant to complete the same, but subject to the terms of any Existing Owner Financing, the insurance proceeds will be assigned to Purchaser or its designee at Closing to pay the costs of restoration.

Section 6.06 Condemnation. In the event there is any permanent or temporary actual or threatened taking or condemnation of any portion of any Facility, any and all proceeds of such taking or condemnation shall be delivered or assigned to Purchaser or its designee at Closing.

Section 6.07 Operation of Business; Insurance. Through the Closing Date, Purchaser shall cause Manager to (i) continue to manage and operate the Facilities, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement, and (ii) maintain in full force and effect insurance against loss or damage by fire and such other hazards as are customarily covered by extended coverage endorsement in commercially reasonable amounts, but in no event less than the full replacement cost of the Real Property and improvements thereon.

Section 6.08 Exclusivity During Contract Period. Until the earlier of the Closing and the termination of this Agreement, none of Seller, Purchaser or their respective Affiliates, agents, brokers or representatives shall (i) directly or indirectly, offer to, negotiate with, engage in discussions with, or provide information to, any other party with respect to a sale, joint venture, syndication or other disposition, transfer or conveyance of Seller’s Interest or the Shares, or any merger, sale of substantial assets or similar transaction involving the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Operating Subsidiaries or the Facility Owners and/or (ii) exercise any transfer rights, sale rights, purchase option, buy-sell rights, rights of first offer, put rights or other similar rights pursuant to the Venture Agreement. For purposes of clarity, upon the consummation of the Merger, this Agreement will supersede Sunrise’s purchase options under the Venture Agreement.

Section 6.09 Tax Information. Purchaser shall provide to Seller, at Seller’s reasonable request and at no more than a de minimus cost to Purchaser, any documents, records, or similar information in Purchaser’s possession related to Taxes arising in periods prior to or at Closing with respect to the Seller’s Interest and the Shares.

Section 6.10 TRS Election. Upon request of Purchaser in connection with the consummation of the Merger, Seller shall cooperate with Purchaser and Sunrise in making a taxable REIT subsidiary election with respect to TRS for the benefit of Purchaser and its Affiliates, which cooperation may include, without limitation, completing, executing and filing applicable forms with the Internal Revenue Service.

Section 6.11 Restructuring; Modifications. Seller agrees to cooperate in good faith with Purchaser, Sunrise and the holders of the Existing Owner Financing prior to or after the consummation of the Merger to (a) restructure the Joint Venture, the JV Subsidiaries, CLPSun III GP, the Facility Owners and/or the Operating Subsidiaries and hereby expressly authorizes and approves, in connection with the consummation of the Merger, the transfer of Sunrise’s 32.1222% interest in Operating Tenant to an entity that will be wholly-owned by Sunrise, and (b) modify the mortgages and other documents evidencing the Existing Owner Financing; provided, that, in no event will Seller be negatively impacted economically by such restructuring or modifications or become subject to additional Liabilities beyond what is contemplated by this Agreement as a result of such restructuring or modifications. Purchaser will pay all reasonable costs, including legal fees and transfer or similar transaction-related Taxes, incurred by Seller and its Affiliates in connection with any such restructuring or modifications.

Article VII.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF PURCHASER AND SELLER TO CLOSE

Section 7.01 Conditions to Each Party’s Obligation to Close. The obligation of each party to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by the parties at or prior to Closing:

(a) No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibits the consummation of such transactions.

(b) The transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 21, 2012, by and among Sunrise Senior Living, Inc., Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (the “Merger”) shall have been consummated.

(c) Contemporaneously with the Closing of the transactions contemplated by this Agreement, the transactions contemplated by the Other Purchase Agreements shall be consummated.

(d) The parties shall cooperate in good faith to allocate the Purchase Price for the properties identified in Exhibit F on or before January 31, 2013.

(e) The parties hereby acknowledge and agree that Exhibit F is a draft exhibit, and the parties shall finalize such Exhibit F on or before January 31, 2013, which final version shall include the party responsible for the payment of transfer taxes, if applicable, relating to the properties identified in Exhibit F. As such, the parties hereby acknowledge that the responsible party as currently reflected in Exhibit F may be changed on or before January 31, 2013.

Section 7.02 Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to Closing:

(a) Seller shall have performed in all material respects all of its obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Seller set forth in Article V of this Agreement shall have been true and correct in all material respects as of the Contract Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c) Seller shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 8.02(a).

(d) Operating Tenant, Manager and/or their respective Affiliates shall have obtained all of the Healthcare Permits necessary for the operation of the Facilities after the Closing.

(e) All lender consents required under the documents evidencing the Existing Owner Financing shall have been obtained.

Section 7.03 Conditions to Seller’s Obligation to Close. The obligation of Seller to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Seller at or prior to Closing:

(a) Purchaser shall have performed in all material respects its obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Contract Date and as of Closing with the same force and effect as though made on and as of the Closing Date.

(c) Purchaser shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 8.02(b).

(d) Purchaser shall cause lender to release, from and after Closing, Seller and/or its Affiliates under those certain agreements listed on Exhibit D in a form reasonably satisfactory to Seller.

Article VIII.

CLOSING

Section 8.01 Time and Place. Closing of Purchaser’s acquisition of Seller’s Interest and the Shares pursuant to this Agreement (the “Closing”) shall take place at the offices of Purchaser (or at such other place as Purchaser and Seller mutually agree) on the Closing Date or such other date as is mutually agreed upon by Seller and Purchaser. The parties currently anticipate that the Closing will occur on or about July 1, 2013, subject to the satisfaction or waiver of the conditions described in Article VII.

Section 8.02 Delivery of Documents at Closing.

(a) At Closing, Seller shall:

(i) Execute and deliver to Purchaser (or its designee) an Assignment and Assumption of Interest Agreement, which shall constitute Seller’s relinquishment of Seller’s Interest in the Joint Venture.

(ii) In connection with the transfer of the Shares, execute and deliver to Purchaser (or its designee) an Assignment and Assumption of Interest Agreement, and deliver to Purchaser (or its designee) one or more certificates representing the Shares, duly endorsed for transfer, together with such other documents as Purchaser may reasonably request to evidence the transfer of the Shares.

(iii) Execute, cause to be acknowledged and deliver to Purchaser a certificate confirming the matters set forth in Sections 7.02(a) and (b) with respect to Seller as of the Closing Date, such certificate to be signed by a duly authorized officer of Seller (or its controlling Affiliate).

(iv) Provide to Purchaser (A) a copy of the Charter Documents of Seller certified by a duly authorized officer of Seller and (B) such other evidence of the power and authority of Seller to consummate the transactions described in this Agreement as Purchaser may reasonably require.

(v) Execute, cause to be acknowledged as appropriate and deliver to Purchaser such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Seller beyond what is contemplated by this Agreement).

(vi) Execute, cause to be acknowledged as appropriate and deliver to Purchaser a closing statement or memorandum in a form reasonably acceptable to Purchaser and Seller (the “Closing Statement”).

(vii) Execute, cause to be acknowledged and deliver to Purchaser one or more non-foreign status affidavits in the form of Exhibit E, as required by Section 1445 of the Code.

(viii) Execute, cause to be acknowledged and deliver to the Title Company any non-imputation and other customary closing affidavits, certificates and agreements as the Title Company may require to issue any title policies, updates or endorsements in connection with Closing.

(ix) Execute or cause to be executed, and cause to be acknowledged and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms reasonably requested by Purchaser in connection with the transfer of Seller’s Interests and the Shares or the indirect interests in the Facility Owners to Purchaser (or its designee) as contemplated hereunder.

(b) At Closing, Purchaser shall:

(i) Pay the Purchase Price by wire transfer of immediately available funds to an account designated by Seller and the other closing costs to be borne by Purchaser hereunder.

(ii) Execute and deliver the Assignment and Assumption of Interest Agreement.

(iii) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Purchaser beyond what is contemplated by this Agreement).

(iv) Execute, acknowledge and deliver a certificate to Seller confirming the matters set forth in Sections 7.03(a) and (b) with respect to Purchaser, as of the Closing Date, such certificates to be signed by an officer of Purchaser.

(v) Execute, and cause to be acknowledged, as appropriate, and deliver the Closing Statement.

(vi) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Purchaser (as the case may be), in connection with the transfer of Seller’s Interests and the Shares or the indirect interests in the Facility Owners to Purchaser (or its designee).

Section 8.03 Closing Costs.

(a) Except as otherwise specifically provided in this Agreement, Purchaser and Seller shall each, as appropriate, pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees.

(b) Any transfer taxes, fees or similar charges incurred as a result of the transactions contemplated by this Agreement shall be paid by the party customarily responsible for the payment of such taxes, fees and charges in the applicable jurisdiction. For purposes of clarity, the parties agree that Exhibit F attached hereto sets forth the customary allocation of such taxes, fees and charges.

(c) Purchaser shall pay for any and all assumption, prepayment, defeasance or similar costs and fees in connection with the Existing Owner Financing, including any costs or fees in connection with consents from the holders of the Existing Owner Financing or other actions required in connection with the Existing Owner Financing with respect to the transactions contemplated by this Agreement. Such costs and fees shall include Seller’s reasonable legal fees incurred in connection with such assumptions, prepayments or defeasances.

Article IX.

INDEMNITY; DEFAULT; DAMAGES; TERMINATION

Section 9.01 Purchaser’s Remedies for Seller’s Defaults. If Seller materially breaches any of its representations and warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Purchaser to Seller specifying such default, including, without limitation, a breach of the obligation to sell Seller’s Interest and the Shares on the Closing Date, time being of the essence, Purchaser may, as Purchaser’s sole remedy hereunder, by delivering notice in writing to Seller in the manner provide in this Agreement, either (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those obligations that expressly survive such termination), (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement, including but not limited to the transfer of Seller’s Interest and the Shares or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Seller.

Section 9.02 Seller’s Remedies for Purchaser’s Defaults. If Purchaser materially breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Seller to Purchaser specifying such default, Seller may, as its sole remedy hereunder, by delivering notice in writing to Purchaser in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those obligations that expressly survive such termination), or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Purchaser.

Section 9.03 Indemnification by Purchaser. If the Closing occurs, Purchaser shall indemnify, defend, and hold harmless Seller and its respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party; provided, however, that all claims for indemnification under this Section 9.03 must be set forth in reasonable detail in a written notice received by Purchaser during the Survival Period (as defined below) and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of the Survival Period. Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing occurs, Purchaser shall not have liability to Seller for Losses incurred by Seller (a) unless and until the aggregate amount of Losses subject to indemnification exceeds the Deductible, and (b) in excess of an amount equal to two and one-half percent (2.5%) of the Purchase Price.

Section 9.04 Indemnification by Seller. If the Closing occurs, (A) Seller shall indemnify, defend, and hold harmless Purchaser and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party and (B) CNL Lifestyle Properties, Inc. (“Seller Parent”) and Seller shall jointly and severally, indemnify, defend, and hold harmless Purchaser and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Seller of any of its representations set forth in Sections 5.02 and 5.11; provided, however, that all claims for indemnification under this Section 9.04 must be set forth in reasonable detail in a written notice received by Seller and/or Seller Parent not later than the date that is twelve (12) months following the Closing Date (the “Survival Period”) and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of the Survival Period. Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing occurs, neither Seller nor Seller Parent shall have any liability to Purchaser for Losses incurred by Purchaser (other than Losses incurred as a result of any breach or inaccuracy of any representation or warranty contained in Sections 5.02 and 5.11) unless and until the aggregate amount of Losses subject to indemnification exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Deductible”). In addition, notwithstanding anything to the contrary contained herein or in any other Document, if the Closing occurs, neither Seller nor Seller Parent shall have any liability to Purchaser in excess of: (x) with respect to the representations set forth in Sections 5.02 and 5.11, an amount equal to the Purchase Price and (y) with respect to all other breaches by Seller in this Agreement or any other Document, an amount equal to two and one-half percent (2.5%) of the Purchase Price.

Section 9.05 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 9.03 and 9.04, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Section 9.06 Exclusive Remedies. The rights and remedies set forth in this Article IX shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Section 9.07 Termination. Notwithstanding anything in this Agreement to the contrary:

(a) This Agreement shall automatically terminate upon the termination of the Merger Agreement.

(b) This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.

(c) Purchaser may terminate this Agreement in accordance with Section 9.01 and Seller may terminate this Agreement in accordance with Section 9.02.

(d) This Agreement may be terminated by Purchaser or Seller if the transactions contemplated by this Agreement have not been consummated by December 31, 2013; provided however, that if the transactions contemplated by this Agreement have not been consummated by December 31, 2013 as a result of the failure to obtain the approvals and consents required under Sections 7.02(d) or (e), Purchaser shall have such additional time as may be necessary to obtain such approvals and consents so long as Purchaser is diligently proceeding to obtain them but in no event later than one hundred eighty (180) days following the consummation of the Merger.

(e) This Agreement may be terminated by Purchaser or Seller if the Merger has not been consummated by August 21, 2013.

(f) Upon the termination of this Agreement, Purchaser and Seller shall have no further rights, obligations or Liabilities to the other party arising out of or resulting from this

Agreement or the Documents, except for those items that expressly survive termination of this Agreement or the Documents. This Section 9.07(e) and Sections 6.01 (Publicity) and 10.08 (Governing Law) will survive any such termination.

Section 9.08 Effect of Failure to Close on Venture Agreement. If any transaction contemplated by this Agreement does not close for any reason, including due to a default by Seller or Purchaser or their respective Affiliates or the failure of a condition to the Closing of any such contemplated transaction, the same shall not have any effect on the Venture Agreement or any other documents, instrument and agreement existing with respect to the Facilities or the ownership thereof.

Article X.

MISCELLANEOUS

Section 10.01 Further Actions. From time to time before, at and after the Closing, each party will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby, provided that such documents do not impose additional Liabilities on such party.

Section 10.02 Consents under Venture Agreement. Seller acknowledges that the transactions contemplated hereunder may require the consent of Seller in accordance with the terms of the Venture Agreement, and the execution and delivery by Seller of this Agreement shall evidence any such required consent of Seller.

Section 10.03 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a)	If to Seller, to:

CLP SL III Holding, LLC

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801

Attn.: Holly J. Greer, Esq.

Facsimile No: 407-540-2544

Email Address: holly.greer@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attn.: Peter E. Reinert, Esq.

Facsimile No: 407-843-4444

Email Address: peter.reinert@lowndes-law.com

(b)	If to Seller Parent, to:

CNL LIFESTYLE PROPERTIES, INC.

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801

Attn.: Holly J. Greer, Esq.

Facsimile No: 407-540-2544

Email Address: holly.greer@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attn.: Peter E. Reinert, Esq.

Facsimile No: 407-843-4444

Email Address: peter.reinert@lowndes-law.com

(c)	If to Purchaser, to:

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

Attn.: Jeffrey H. Miller

Facsimile No: 419-247-2826

Email Address: jmiller@hcreit.com

with a copy to:

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43604

Attn.: Gregory J. Shope

Facsimile No: 419-241-6894

Email Address: gshope@slk-law.com

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by electronic mail or facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient.

Section 10.04 Entire Agreement. This Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 10.05 Not Construed Against Drafter. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 10.06 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that Purchaser may assign all of its respective rights under this Agreement to an Affiliate, provided further that (i) the representations and warranties of Purchaser shall be true and correct in all material respects as applied to the applicable assignee (with such immaterial modifications required to make such representations and warranties true as to such assignee), (ii) Purchaser shall execute and deliver to Seller a written instrument in form and substance satisfactory to the parties, in their reasonable discretion, in which Purchaser and the assignee agree to be jointly and severally liable for performance of all of the applicable assignee’s obligations under this Agreement, and (iii) Purchaser shall remain fully liable for its obligations under this Agreement.

Section 10.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

Section 10.09 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

Section 10.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 10.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 10.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 10.14 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 10.15 Attorneys’ Fees. In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 10.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE SHARES, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 10.17 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by facsimile or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own facsimile signature or signature transmitted by electronic mail in PDF format and shall accept the facsimile signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SELLER CLP SL III HOLDING, LLC, a Delaware limited liability company

By:	/s/ Kevin R. Maddron
Name:	Kevin R. Maddron
Title:	Senior Vice President

[Signature Page to Purchase and Sale Agreement]

PURCHASER HEALTH CARE REIT, INC., a Delaware corporation

By:	/s/ Erin C. Ibele
Name:	Erin C. Ibele
Title:	Senior Vice President-Administration and Corporate Secretary

[Signature Page to Purchase and Sale Agreement]

SELLER PARENT Executed solely for the purpose of acknowledging and agreeing to the indemnity by the undersigned set forth in Section 9.04 CNL LIFESTYLE PROPERTIES, INC.

By:	/s/ Kevin R. Maddron
Name:	Kevin R. Maddron
Title:	Senior Vice President

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Facilities; Facility Owners; Operating Tenant

[Intentionally Omitted]

Exhibit B

Form of Assignment and Assumption of Interest Agreement

[Intentionally Omitted]

Exhibit C

Purchase Price Calculation

[Intentionally Omitted]

Exhibit D

Listing of Lender Releases

[Intentionally Omitted]

Exhibit E

Non-Foreign Status Affidavit

[Intentionally Omitted]

Exhibit F

Transfer Tax Payment Allocation

[Intentionally Omitted]